EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Greg Wood Chief Financial Officer Liberate Technologies (650) 645-4003 gwood@liberate.com	Mark Scadina VP & General Counsel Liberate Technologies (650) 645-4005 mscadina@liberate.com

LIBERATE ANNOUNCES REORGANIZATION UNDER CHAPTER 11 OF THE U.S.
BANKRUPTCY CODE TO RESOLVE CERTAIN LIABILITIES

Liberate Intends to File Plan Providing for Payment of Valid Claims in Full
And No Change to Stockholder Interests

SAN MATEO, Calif., April 30, 2004 — Liberate Technologies (Pink Sheets: LBRT), a leading provider of software for digital cable systems, announced today it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to resolve certain outstanding liabilities, reduce costs and strengthen its financial position.

Liberate intends to promptly file a Plan of Reorganization in the U.S. Bankruptcy Court in Delaware providing for the payment of 100% of valid creditor claims.  Stockholder interests will not be impacted by the Plan.  Liberate hopes to emerge from bankruptcy within a period of 4-6 months.  During the bankruptcy process, Liberate expects to operate its business in the normal course, including continued compliance with active customer and vendor contracts, and service and support of its cable customers and their subscribers.

As of February 29, 2004, Liberate had cash and short-term investments of $222.3 million and $10.9 million in restricted cash held as security for office leases.

“We believe this filing is in the best interests of our stockholders, employees and customers,” said David Lockwood, Chairman and CEO of Liberate.  “During the reorganization process, we will continue to execute on our business plan, investing in the development of our technology platform and delivering our products and services to existing customers.  In addition, we will continue to aggressively market our software to new customers in order to grow revenues.”

About Liberate Technologies

Liberate Technologies is a leading provider of software for digital cable systems.  Based on industry standards, Liberate’s software enables cable operators to run multiple services —

including High-Definition Television, Video on Demand, and Personal Video Recorders — on multiple platforms.  Headquartered in San Mateo, California, Liberate has offices in Ontario, Canada and the United Kingdom.

Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Those statements above that involve expectations or intentions (such as those relating to the filing under Chapter 11 of the U.S. Bankruptcy Code, the time that a Chapter 11 case would take to complete, the result of a Chapter 11 case, any savings or other effects arising from such a filing, future business or financial performance, or anticipated corporate or commercial activities) are forward-looking statements and are not guarantees of future performance.  Actual results may vary materially due to the uncertain market for interactive television services, dependence on a limited number of cable network operators, business disruption resulting from Liberate’s restatement and related litigation, necessary adjustments related to recent restructuring, other uncertainties related to litigation and the Chapter 11 filing, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission.